Exhibit 5.1

December 9, 2013

Dynegy Inc.

601 Travis, Suite 1400

Houston, Texas 77002

Re: $500,000,000 Senior Notes due 2023

Ladies and Gentlemen:

We have acted as counsel to Dynegy Inc., a Delaware corporation (the “Company”), and each of the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”) in connection with the Company’s offer (the “Exchange Offer”) to exchange up to $500,000,000 aggregate principal amount of its 5.875% Senior Notes due 2023 (the “Exchange Notes”) for any and all of its outstanding 5.875% Senior Notes due 2023 (the “Old Notes”) pursuant to a registration statement (the “Registration Statement”) on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission on the date hereof. The Old Notes were issued and the Exchange Notes are to be issued under the indenture dated as of May 20, 2013 as amended by the supplemental indenture dated as of December 5, 2013 (the “Indenture”) among the Company, the Guarantors and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”), paying agent and registrar. The New Notes will be guaranteed by each of the Guarantors pursuant to the terms of the Indenture. This opinion letter is rendered pursuant to Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K. The Indenture and the Exchange Notes are referred to herein collectively as the “Operative Documents.”

We have examined such certificates of public officials and certificates of officers of the Company, and the originals (or copies thereof, certified or otherwise identified to our satisfaction) of such corporate documents, records, agreements and instruments of the Company, and such other documents, records, agreements and instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We have assumed the genuineness of signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established.

Our opinions set forth herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other laws.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when authorized, executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered in exchange for the Old Notes in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting the enforcement of creditors’ rights generally or by general principles of equity (whether applied by a court in equity or at law).

With your consent, we have assumed (a) that the Operative Documents have been authorized, executed and delivered by the parties thereto, and constitute valid, binding, and enforceable obligations of the parties thereto other than the Company, enforceable against such parties in accordance with their respective terms and (b) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

The opinions set forth in this letter are effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We express no opinions other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,

/s/ White & Case LLP

GK:DJ:ST

Schedule I

Black Mountain Cogen, Inc.	Delaware
Dynegy Administrative Services Company	Delaware
Dynegy Global Liquids, Inc.	Delaware
Dynegy Power Generation Inc.	Delaware
Sithe Energies, Inc.	Delaware